Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Further to the Form 8-K dated December 19, 2013 which disclosed the entry into the Share Exchange Agreement dated December 15, 2013, as amended (the “Exchange Agreement”), among our company, Vapestick Holdings Limited, a company incorporated under the laws of England and Wales (“Vapestick”), and all of the shareholders of Vapestick, we completed the acquisition of all of the issued and outstanding ordinary shares of Vapestick on January 9, 2014 (the “Acquisition”).

The accompanying unaudited pro forma combined financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon Victory’s and Vapestick’s historical financial statements, after giving effect to Victory’s acquisition of Vapestick and the adjustments described in the following footnotes, and are intended to reflect the impact of this acquisition on Victory on a pro forma basis.

The unaudited pro forma combined balance sheet as December 31, 2013 reflects the acquisition of Vapestick as if it had been consummated on that date and includes historical information as reported by the separate companies as well as adjustments that give effect to events that are directly attributable to the Acquisition and that are factually supportable.

The unaudited pro forma combined statements of operations for the year ended December 31, 2013 and the year ended December 31, 2012 give effect to the Acquisition as if it had been consummated on January 1, 2012 and include historical information as reported by the separate companies as well as adjustments that give effect to events that are directly attributable to the Acquisition, are expected to have a continuing impact and are factually supportable.

The accompanying unaudited pro forma combined financial statements are presented for illustrative purposes only. They do not purport to represent what Victory’s consolidated results of operations and financial position would have been had the Acquisition actually occurred as of the dates indicated, and they do not purport to project Victory’s future consolidated results of operations or financial position. The unaudited pro forma combined statements of operations and income do not reflect any adjustments for the effect of non-recurring items that Victory may realize as a result of the Acquisition. The unaudited pro forma combined financial statements include certain reclassifications to conform the historical financial information of Vapestick to the presentation of Victory.

Pro forma adjustments are necessary to reflect the estimated purchase price and to reflect the amounts related to tangible and intangible assets and liabilities acquired at an amount equal to the preliminary estimate of their fair values. The pro forma adjustments reflecting the completion of the Acquisition are based upon the acquisition method of accounting in accordance with Accounting Standards Codification 805, “Business Combinations” (“ASC 805”), and the assumptions set forth in the notes to the unaudited pro forma combined financial statements. Management has made a preliminary allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. The allocation of the purchase price is preliminary pending finalization of various estimates and valuation analyses.

The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document.

VICTORY ELECTRONIC CIGARETTES CORPORATION
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2013
	Victory	Vapestick	Pro Forma Adjustments	Note 3	Pro Forma Balance Sheets

Assets
Current assets:
Cash	$2,081,963	$187,084	$9,825,000	E	$6,354,047
			$(5,740,000)	A
Accounts receivable	112,921	181,949			294,870
Inventory	340,636	107,866			448,502
Prepaid inventory	-	254,717			254,717
Prepaids and other current assets	49,454	5,252			54,706
Due from director	-	-			-
Deferred tax asset	-	-			-
Total current assets	2,584,974	736,868	4,085,000		7,406,842

Goodwill	-	-	8,720,735	B	8,720,735
Furniture and equipment, net	27,376	47,954	-		75,330

Total assets	$2,612,350	$784,822	$12,805,735		$16,202,907

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$462,862	$300,002			$762,864
Revolving line of credit, net	-	357,026			357,026
Due to director	-	-			-
Convertible promissory notes	650,000	-	10,000,000	E	10,650,000
Private placement funds received in advance	1,100,000	-			1,100,000
Due to related parties	448,166	-			448,166
Other liabilities	20,000	-			20,000
Current maturities of long-term debt	-	15,170			15,170
Total current liabilities	2,681,028	672,198	10,000,000		13,353,226

Warrant liability	6,973,231	-			6,973,231
Long-term debt, less current maturities	-	30,743			30,743

Total liabilities	9,654,259	702,941	10,000,000		20,357,200

Stockholders' equity (deficit)
Common stock	53,394	178	6,516	C	59,910
			(178)	D
Other comprehensive income	-	5,911	(5,911)	D	-
Additional paid-in capital	3,075,517	-	3,056,100	C	6,131,617
Retained earnings (accumulated deficit)	(10,170,820)	75,792	(250,792)	D	(10,345,820)
Total stockholders' equity (deficit)	(7,041,909)	81,881	2,805,735		(4,154,293)

Total liabilities and stockholders' equity (deficit)	$2,612,350	$784,822	$12,805,735		$16,202,907

VICTORY ELECTRONIC CIGARETTES CORPORATION
UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013
	Victory	Vapestick	Pro Forma Adjustments	Note 3	Pro Forma Statements of Operations

Revenues
Sales	$3,102,729	$3,609,360			$6,712,089

Cost of goods sold	1,412,444	1,259,668			2,672,112
Gross profit	1,690,285	2,349,692	-		4,039,977

Operating expenses
Selling expenses	273,116	803,974			1,077,090
Personnel costs	1,212,442	632,573			1,845,015
General and administrative	478,345	296,406			774,751
Distribution, avertising and marketing	8,051,411	106,505			8,157,916
Professional fees	582,269	60,194	(24,000)	F	618,463
Merchant account fees	167,171	54,865			222,036
Total operating costs	10,764,754	1,954,517	(24,000)		12,695,271

Income from operations	(9,074,469)	395,175	24,000		(8,655,294)

Other expense
Interest expense	509,751	17,727	1,473,750	I	2,001,228

Income before taxes	(9,584,220)	377,448	(1,449,750)		(10,656,522)

Income tax expense	-	78,078	-	H	78,078

Net income	(9,584,220)	299,370	(1,449,750)		(10,734,600)

Comprehensive income (loss)
Foreign currency remeasurement	-	13,332			13,332

Total comprehensive income	$(9,584,220)	$312,702	$(1,449,750)		$(10,721,268)

Net loss per common share:
Basic and diluted	(0.20)				(0.20)

Weighted average number of shares outstanding
Basic and diluted	47,745,500		6,516,205	G	54,261,705

VICTORY ELECTRONIC CIGARETTES CORPORATION
UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2012
	Victory	Vapestick	Pro Forma Adjustments	Note 3	Pro Forma Statements of Operations

Revenues
Sales	$1,470,204	$1,935,393			$3,405,597

Cost of goods sold	694,650	621,803			1,316,453
Gross profit	775,554	1,313,590	-		2,089,144

Operating expenses
Selling expenses	15,954	425,942			441,896
Personnel costs	616,165	322,117			938,282
General and administrative	124,785	200,649			325,434
Distribution, advertising and marketing	323,167	168,561			491,728
Research and development	79,364	-			79,364
Professional fees	8,573	27,476			36,049
Merchant account fees	55,576	33,528			89,104
Total operating costs	1,223,584	1,178,273	-		2,401,857

Income from operations	(448,030)	135,317	-		(312,713)

Other expense
Interest expense	30,140	4,859	1,648,750	I	1,683,749

Income before taxes	(478,170)	130,458	(1,648,750)		(1,996,462)

Income tax expense	-	27,157			27,157

Net (loss) income	(478,170)	103,301	(1,648,750)		(2,023,619)

Comprehensive income (loss)
Foreign currency remeasurement	-	(13,969)			(13,969)

Total comprehensive income	$(478,170)	$89,332	$(1,648,750)		$(2,037,588)

Net loss per common share:
Basic and diluted	(0.01)				(0.04)

Weighted average number of shares outstanding
Basic and diluted	32,500,000		6,516,205	G	47,745,500

VICTORY ELECTRONIC CIGARETTES CORPORATION
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.           Basis of Presentation

The unaudited pro forma combined financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) have been omitted pursuant to such rules and regulations; accordingly, these pro forma financial statements should be read in connection with Victory Electronic Cigarettes Corporation (“Victory”) and Vapestick Holdings Limited (“Vapestick”) historical audited and unaudited financial statements referred to above.

The unaudited pro forma combined balance sheet as December 31, 2013 reflects the acquisition of Vapestick as if it had been consummated on that date and includes historical information as reported by the separate companies as well as adjustments that give effect to events that are directly attributable to the Acquisition and that are factually supportable.

The unaudited pro forma combined statements of operations for the year ended December 31, 2013 and the year ended December 31, 2012 give effect to the Acquisition as if it had been consummated on January 1, 2012 and include historical information as reported by the separate companies as well as adjustments that give effect to events that are directly attributable to the Acquisition, are expected to have a continuing impact and are factually supportable.

2.           Acquisition of Vapestick

On December 15, 2013, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”), among the Company, Vapestick Holdings Limited, a company incorporated under the laws of England and Wales (“Vapestick”), and all of the shareholders of Vapestick (the “Shareholders”), and we completed the acquisition of all of the issued and outstanding ordinary shares of Vapestick on January 9, 2014 (the “Closing Date”).

Vapestick owns the VAPESTICK® brand, which is one of Europe’s leading brands for premium electronic cigarettes. Vapestick was founded in 2010 by co-founders Michael Clapper and Michiel Carmel.  With its distinctive black and chrome style designs and signature blue light tips, VAPESTICK® has grown to become one of the most recognized brands in the European market and is sold both online (http://www.vapestick.co.uk) and through thousands of retail outlets across UK and Europe, including Tesco, Costco, Harrods and WHSmith.  The business is a founding member of ECITA (European Electronic Cigarette Industry Trade Association) and has a rapidly expanding celebrity following, including Rolling Stone’s guitarist Ronnie Wood.

Pursuant to the terms of the Exchange Agreement, and on the Closing Date, we acquired all issued and outstanding shares in the capital of Vapestick from the Shareholders in consideration for (a) an aggregate cash payment of £3,500,000 (approximately $5.74 million), (b) the issuance of 6,516,205 shares of our common stock, and (c) our agreement to issue to the Shareholders, an aggregate number of additional shares of our common stock equal to 10% of all common shares we issue in any subsequent financing, up to gross proceeds of $1,925,000, calculated on a fully diluted basis.

Bluebox Corporate Finance Limited acted as financial advisor to Vapestick and the Shareholders in connection with the transactions contemplated by the Exchange Agreement. The Shareholders paid Bluebox Corporate Finance Limited a commission in cash and shares of our common stock in exchange for its services.

A summary of the purchase price is as follows:
Cash	$5,740,000
Issuance of shares of common stock	3,062,616
$8,802,616

The total purchase price was allocated to the acquired tangible and intangible assets and assumed liabilities of Vapestick based on their estimated fair values as of January 9, 2014. The excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed was allocated to goodwill.

Victory’s preliminary allocation of the total fair value of consideration transferred, as shown above, to the acquired tangible and intangible assets and assumed liabilities of Vapestick based on their estimated fair values as of the closing date of the transaction is as follows:

Victory’s preliminary allocation of the total fair value of consideration transferred, as shown above, to the acquired tangible and intangible assets and assumed liabilities of Vapestick based on their estimated fair values as of the closing date of the transaction is as follows:

Cash	$187,084
Accounts receivable	181,949
Inventory	107,866
Prepaid inventory	254,717
Prepaids and other current assets	5,252
Furniture and equipment, net	47,954
Accounts payable and accrued expenses	(300,002)
Revolving line of credit, net	(357,026)
Current maturities of long-term debt	(15,170)
Long-term debt, less current maturities	(30,743)
Total identifiable net assets	81,881
Intangible assets	8,720,735
Total fair value of consideration	$8,802,616

The excess of the purchase price over the net assets has been preliminarily allocated to goodwill pending final valuation by an independent valuation firm. The Company expects that intangible assets will be identified and valued and some portion of the identified intangibles will be subject to amortization.

The asset purchase agreement provides Vapestick with the opportunity to receive additional contingent consideration of up to $1,925,000. The Company is uncertain as to whether this contingent consideration will be earned by Vapestick.

A final determination of fair values will differ materially from the preliminary estimates and will include management’s final valuation of the fair values of assets acquired and liabilities assumed. This final valuation will be based on the actual acquired net tangible and intangible assets of Vapestick that existed as of the completion date of the acquisition. The final valuation will change the allocation of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements.

3.           Pro Forma Adjustments

The following is a summary of pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements based on preliminary estimates, which may change as additional information is obtained.

Pro Forma Condensed Combined Balance Sheet Adjustments
A.	To record cash payment at closing to Vapestick.
B.	To record the estimated fair value of goodwill.
C.	To record fair value of unregistered stock issued as part of consideration for acquisition.
D.	To remove equity of Vapestick.
E.
In January 2014, the Company issued $10M, net $9.825, of 15% Senior Secured Convertible Promissory Notes. The debt was issued with warrants. The adjustment recorded above only includes the amount used to fund the acquisition. It does not include any amounts related to the warrants or other features issued in conjunction with the debt instrument.

Pro Forma Statement of Comprehensive Income Adjustments
F.	To remove transaction fees recognized in 2013 prior to closing.
G.	To reflect increase in outstanding shares for unregistered shares issued as part of consideration for acquisition.
H.	Any income tax benefit would be offset by a valuation allowance.
I.	This represents the stated interest rate on the 15% Senior Secured Convertible Promissory Notes. No adjustments were recorded as it relates to the warrants or other features.